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                                                                    EXHIBIT 99.1

                                      UICI


                                       Contact:  Warren B. Idsal, Vice President
                                                 UICI
News Release                                     4001 McEwen, Suite 200
                                                 Dallas, Texas 75244

                                                 -------------------------------

Phone: (972) 392-6700


(For Immediate Release)

UICI ANNOUNCES FILING OF APPEAL IN SUN LITIGATION

Dallas, TX September 13, 1999 --- UICI ("UICI" or the "Company") (NYSE: Symbol "UCI") announced that, on September 10, 1999, it filed an appeal of certain portions of the trial court's December 1998 ruling in Sun Communications, Inc.
v. SunTech Processing Systems, LLC, UICI, Ronald L. Jensen, et al (the "Sun Litigation"). In addition, the Company has been advised that Ronald L. Jensen (Chairman of the Board of the Company) has filed an appeal of the trial court's December 1998 finding in the Sun Litigation that Mr. Jensen was not entitled to any of the proceeds from the sale of SunTech Processing Systems, LLC ("STP") assets in February 1998.

         As previously disclosed, UICI and Mr. Jensen are involved in litigation with a third party concerning the distribution of the cash proceeds from the sale and liquidation of STP. The Dallas County, Texas District Court ruled in December 1998 that, as a matter of law, a March 1997 agreement governing the distribution of such cash proceeds should be read in the manner urged by Sun Communications, Inc. ("Sun") and consistent with a court-appointed liquidator's previous ruling. The District Court entered a judgment directing distribution of the sales proceeds in the manner urged by Sun. The District Court also entered a finding that UICI violated Texas securities disclosure laws and breached a fiduciary duty owed to Sun, and the District Court awarded the plaintiff $1.7 million in attorneys' fees, which amount could be increased to $2.1 million under certain circumstances. UICI believes that the District Court was incorrect in the awarding of attorneys' fees and in its finding that UICI violated Texas securities laws and breached a fiduciary duty, and UICI has appealed the District Court's decision as to those issues. However, the Company has not appealed the District Court's ruling with regard to the interpretation of the March 1997 agreement.

         In the brief filed in his appeal of the District Court's December 1998 finding, Mr. Jensen has reasserted that the March 1997 agreement requires that, before STP can make a distribution to UICI and Sun, it must advance approximately $10.0 million to Mr. Jensen in



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satisfaction of certain creditor and preferred equity claims. If and to the extent that Mr. Jensen's interpretation of the March 1997 agreement is ultimately adopted in the Sun Litigation after all rights to appeal have been exhausted, the amount of such proceeds which UICI may ultimately receive directly from STP may be reduced. However, in such event and in accordance with an agreement reached with the Company in June 1998 (the "Assurances Agreement"), Mr. Jensen has agreed to fully reimburse the Company to the extent of any reduction in cash proceeds from the amount determined by the District Court to be due the Company directly from STP.

         The Company cannot at this time predict how, when or in what fashion the appellate court will dispose of the various claims of the Company and Mr. Jensen on appeal. The appellate court may affirm the District Court's judgment, may return the case to the District Court for trial, or may reverse the District Court's decision and render a judgment. In addition, there can be no assurances as to the time period during which the appeals filed by Mr. Jensen or the Company in the Sun Litigation may be heard and a final judgment rendered which affords no party in the Sun Litigation the right to further appeal. However, for financial reporting purposes, any cash ultimately received by the Company from Mr. Jensen pursuant to the Assurances Agreement would be treated as a capital contribution to the Company, and the Company's pre-tax operating results would be reduced by a corresponding amount. In such case, however, the Company's consolidated stockholders' equity would not be negatively affected. In 1998, the Company's results of operations reflected a pre-tax gain from the STP sale of $9.7 million ($6.7 million after-tax, or $0.15 per share).

         Based on the current caseload in the Texas appellate courts, the Company does not currently believe that a final judgment in the Sun Litigation will be rendered prior to 2001.

CORPORATE PROFILE:

UICI is a diversified financial services company headquartered in Dallas, Texas. Through its subsidiaries, UICI offers insurance and financial services to niche consumer and institutional markets. UICI's primary businesses are providing health insurance to the self-employed and student markets, issuing credit cards to individuals with no credit or troubled credit experience; originating, funding, and servicing federally guaranteed student loans, and writing and managing blocks of life insurance. UICI companies also provide technology and outsourcing solutions to the insurance and healthcare community.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including



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managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; the ability of the Company and its third party vendors to become Year 2000 Ready; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


UICI press releases and other company information are available at UICI's website located at www.uici.net.



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